Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 19th day of June, 2000, by and among Hagler Bailly, Inc., a Delaware corporation (the "Company"), PA Consulting Group, Inc., a New Jersey corporation ("Acquiror"), PA Holdings Inc., a Delaware corporation ("Merger Sub") and PA Holdings Limited, a corporation organized under the laws of England and Wales and the ultimate parent entity of the Acquiror (the "Parent"), only with respect to the payment obligations contained in Section 2.2, the representations contained in Sections 5.5 and 5.8, and the provisions of Article X hereof.

            WHEREAS, the Board of Directors of the Company has determined that it is fair to, and in the best interest of its stockholders that Merger Sub, a wholly-owned subsidiary of Acquiror, merge with and into the Company, pursuant to and subject to the terms and conditions of this Agreement and the Delaware General Corporation Law ("Delaware Law");

            WHEREAS, concurrently with the execution of this Agreement and as an inducement to Acquiror to enter into this Agreement, certain of the officers, directors and affiliates of the Company ("Company Affiliates"), have entered or will enter into a voting agreement with Acquiror (the "Voting Agreement") pursuant to which, among other things, each Company Affiliate has agreed to vote all of its shares of common stock of the Company in favor of this Agreement, the Merger (as defined below) and the other transactions contemplated by this Agreement;

            WHEREAS, the Company is negotiating to enter into an agreement (the "Earnout Agreement") with respect to the future payment by the Company of its obligations under existing earn-out and price performance share arrangements with the former shareholders of GKMG, Inc., a draft of which is attached hereto as Schedule A.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

      Section 1.1 The Merger.

            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and a wholly-owned subsidiary of Acquiror. The name of the Surviving Corporation shall be PA/Hagler Bailly Inc.

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      Section 1.2 Effective Time.

            As promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law and in such form as approved by the Company and Acquiror prior to such filing (the date and time of the filing of the Certificate of Merger or the time specified therein being the "Effective Time").

      Section 1.3 Effect of the Merger.

            At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. At the Effective Time, except as otherwise provided herein, all the rights, privileges, powers and franchises of Merger Sub and the Company, shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 1.4 Certificate of Incorporation; Bylaws.

            At the Effective Time, (a) the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation, and (b) the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

      Section 1.5 Directors and Officers.

            The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

      Section 1.6 Closing.

            Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place as promptly as practicable after satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in Article VIII hereof (the "Closing Date"), at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, unless another date or place is agreed to in writing by the parties hereto.

      Section 1.7 Subsequent Actions.

            If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be


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directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  Article II.

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      Section 2.1 Conversion of Securities.

            At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the following securities:

            (a) Company Common Stock. Subject to the other provisions of this
Section 2.1, each share of common stock, par value $.01 per share, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any shares described in Sections 2.1(b) and (c) and any Dissenting Shares (as hereinafter defined)), shall be converted into the right to receive $5.32 in cash, without interest (the "Per Share Amount"); provided, however, that the Per Share Amount shall be adjusted in accordance with Section 2.1(e) below if and only if (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be greater than the sum of (A) 17,927,812 plus (B) the number of shares of Common Stock issued upon any exercise of the Options set forth on Schedule 2.1 hereto prior to the Effective Time plus (C) any other Options that have an exercise price of $5.32 or higher which are exercised prior to the Effective Time; and/or
(ii) Schedule 2.1 does not set forth all of the Options outstanding immediately prior to the Effective Time which have an exercise price which is less than $5.32; and/or (iii) any further shares of Common Stock are issued by the Company pursuant to the Share Exchange Agreement dated August 12, 1999 relating to GKMG, Inc.; and/or (iv) if the aggregate economic value of the consideration and other terms to be paid or assumed by the Company pursuant to the Earn-Out Agreement exceeds the amount contemplated in the draft Earn-Out Agreement attached hereto as Schedule A. All such shares of Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration as described below. The holders of certificates previously evidencing such shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided herein or by law. Each such certificate previously evidencing such shares of Common Stock shall be exchanged for the Per Share Amount multiplied by the number of shares previously evidenced by the canceled certificate upon the surrender of such certificate in accordance with the provisions of Section 2.2, without interest;

            (b) Acquiror-Owned Shares. All shares of capital stock of the Company owned, directly or indirectly, by Acquiror, Merger Sub or any Subsidiary of Acquiror immediately prior


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

to the Effective Time shall be canceled and extinguished without any conversion thereof and no cash or other consideration shall be delivered or deliverable in exchange therefor;

            (c) Treasury Stock. All shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

            (d) Merger Sub Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly authorized, validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

            (e) Purchase Price Adjustment. If the Unadjusted Aggregate Purchase Price would have exceeded $95,708,973.83 as calculated at the Effective Time prior to any adjustments as contemplated by this Section 2.1(e), then the Per Share Amount shall be reduced as follows: (a) if the Unadjusted Aggregate Purchase Price is greater than $95,708,973.83 but is less than or equal to $95,890,877.83, then the Per Share Amount shall be reduced to $5.31, (b) if the Unadjusted Aggregate Purchase Price is greater than $95,890,877.83 but is less than or equal to $96,072,781.83, then the Per Share Amount shall be reduced to $5.30, and (c) if the Unadjusted Aggregate Purchase Price is greater than $96,072,781.83, then for each $181,528 increment above such amount, the Per Share Amount shall be reduced by $.01.

      For purposes of this Section 2.1(e), the "Unadjusted Aggregate Purchase Price" shall mean initially the amount equal to (a) the number of shares of Common Stock outstanding immediately prior to the Effective Time multiplied by a Per Share Amount of $5.32, plus (b) the aggregate value of the Option Spread calculated based on a Per Share Amount of $5.32, plus (c) One Thousand Five Hundred Two Dollars ($1,502), plus (d) the amount by which the aggregate economic value of the consideration or other terms to be paid or assumed by the Company pursuant to the final form of the Earn-Out Agreement exceeds the aggregate economic value of the consideration or other terms contemplated in the draft of the Earn-Out Agreement attached as Schedule A, minus (e) all amounts received by the Company after the date hereof in connection with the exercise of Options prior to the Closing Date.

      The provisions of this Section 2.1(e) shall only be operative as set forth in Section 2.1(a).

      Section 2.2 Payment.

            (a) Paying Agent. Immediately prior to the Effective Time, Acquiror shall, on behalf of Merger Sub, deposit with a bank theretofore designated by the Company and Acquiror (the "Paying Agent"), for the benefit of the holders of shares of Common Stock (excluding any shares described in Sections 2.1(b) and (c) and any Dissenting Shares), for payment in accordance with this Article II, through the Paying Agent, cash in an aggregate amount equal to the Per Share Amount multiplied by the number of shares of Common Stock outstanding immediately prior to the Effective Time (excluding any shares described in Sections 2.1(b) and (c) and any Dissenting Shares) (such cash being hereinafter referred to as the "Payment Fund"). Acquiror shall cause the Paying Agent, pursuant to irrevocable instructions, to deliver


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

the cash contemplated to be paid pursuant to Section 2.1(a) out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

            (b) Payment Procedures. Promptly after the Effective Time, but in no event later than one (1) business day thereafter, Acquiror shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate (each a "Certificate" and collectively, the "Certificates") that immediately prior to the Effective Time evidenced outstanding shares of Common Stock (excluding any shares described in Section 2.1(b) and Section 2.1 (c) and any Dissenting Shares), a form letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 2.1(a) (the "Merger Consideration"), and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. Until surrendered in accordance with the provisions of this
Section 2.2, each Certificate shall represent for all purposes only the right to receive the consideration set forth in Section 2.1(a), without any interest thereon.

            (c) No Further Rights in Common Stock. All cash paid upon conversion of the shares of Common Stock in accordance with the terms of this Article II, and all cash paid pursuant to Section 2.5, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Common Stock.

            (d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Common Stock for one hundred eighty
(180) days after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Common Stock that have not theretofore complied with this
Article II shall thereafter look only to the Surviving Corporation and Acquiror for the Merger Consideration to which they are entitled.

            (e) No Liability. Neither Acquiror nor the Surviving Corporation shall be liable to any holder of shares of Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the person claiming such lost, stolen or destroyed Certificate(s) and granting a reasonable indemnity against any claim that may be made against Acquiror or the Paying Agent with respect to such Certificate(s), Acquiror shall cause the Paying Agent to pay to such person the Merger Consideration with respect to such lost, stolen or destroyed Certificate(s).

      Section 2.3 Company Options; Restricted Stock.

            (a) Options. At the Effective Time, each option to purchase a share of the Company Stock (an "Option" and, collectively, the "Options") outstanding and unexercised as of the Closing Date granted pursuant to the Company Stock Option Plan shall be canceled, whether or not then exercisable or vested, and shall represent the right to receive the following


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consideration in settlement thereof. As soon as practicable after the Effective
Time, the Acquiror shall, on behalf of Merger Sub, pay to the optionholder thereof the greater of (i) the excess, if any, of the Per Share Amount (as may be adjusted pursuant to Section 2.1(e)) over such Option's per share exercise price (the "Option Spread") multiplied by the number of Options which remain unexercised at the Effective Time in relation to those Options set forth in
Schedule 2.1 or (ii) One Dollar ($1.00) multiplied by the total number of grants (as opposed to the number of shares of Common Stock underlying a particular grant) of Options to such optionholder; provided, that the number of such grants shall not exceed 2,000. To the extent that the number of grants exceeds 2,000, then the amount to be received by each optionholder per grant shall be reduced pro rata so that in the aggregate the consideration per grant multiplied by the number of grants does not exceed $2,000. With respect to any Option which is not, as of the Effective Term, vested, the Acquiror shall, on behalf of Merger Sub, pay to the optionholder thereof the Option Spread, as soon as practicable after the date when (but only if) such Option would otherwise have vested had such Option not been canceled pursuant hereto.

            (b) The Company has no outstanding shares of restricted stock.

            (c) Notice. As soon as practicable after the Effective Time, Acquiror shall deliver to each holder of an Option an appropriate written notice setting forth such holder's rights pursuant thereto.

      Section 2.4 Stock Transfer Books.

            At the Effective Time, the stock transfer books of the Company with respect to all shares of capital stock of the Company shall be closed and no further registration or transfers of such shares of capital stock shall thereafter be made on the records of the Company. On or after the Effective Time, any Certificates for shares of Common Stock (excluding any shares described in Sections 2.1(b) and (c) and Dissenting Shares) presented to the Paying Agent, the Surviving Corporation or Acquiror for any reason shall be converted into the Merger Consideration.

      Section 2.5 Dissenting Shares.

            Notwithstanding any other provisions of this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with
Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Common Stock held by them in accordance with the provisions of such
Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in
Section 2.2, of the certificate or certificates that formerly evidenced such shares of Common Stock.


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

                                  Article III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Acquiror and Merger Sub as follows:

      Section 3.1 Organization and Qualification; Company Subsidiaries.

            (a) Each of the Company and the Subsidiaries (as defined below) of the Company (each a "Company Subsidiary" and collectively, the "Company Subsidiaries") is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiaries is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such jurisdictions where failure to be so qualified and in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The minute books of the Company accurately reflect in all material respects all material corporate actions taken by their stockholders and boards of directors (including committees of their boards of directors). Each of the Company and the Company Subsidiaries has the requisite power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on the businesses as now being conducted, except for such failure which, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect. The Company has no Company Subsidiaries (as defined below) or any equity or similar interest in any entity other than those listed in Schedule 3.1.

      Section 3.2 Certificate of Incorporation and Bylaws.

            The Company has heretofore made available to Acquiror a complete and correct copy of the certificate or articles of incorporation and the bylaws of the Company, (ii) a complete and correct copy of the certificate or articles of incorporation and the bylaws of each Company Subsidiary that is a corporation, and a correct copy of the limited liability company agreement for each Company Subsidiary that is a limited liability company, and (iii) a complete and correct copy of the certificate or articles of incorporation and the bylaws, limited liability company agreement or partnership agreement, as the case may be, of each entity in which the Company or a Company Subsidiary has an equity or equity-related investment (individually a "Company Investee Entity" and collectively "Company Investee Entities"). Each such certificate or articles of incorporation, bylaws, limited liability company agreement and partnership agreement is in full force and effect. Neither the Company, any Company Subsidiary or Company Investee Entity is in violation of any of the provisions of each such certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement or other organizational document.

      Section 3.3 Capitalization.


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            The authorized capital stock of the Company consists of: (a) fifty million (50,000,000) shares of Common Stock, of which seventeen million nine hundred twenty-seven thousand eight hundred twelve (17,927,812) shares are issued and outstanding as of the date of this Agreement; and (b) five million (5,000,000) shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding. The Board has amended the Company Stock Option Plan to increase the number to eight million (8,000,000) but the amendment will only become effective when the Stockholders of the Company approve this amendment; provided, however, that in the event that the Merger shall take place, nothing in this Section 3.3 shall be construed to permit the issuance of a greater number of shares than 17,927,812 shares of Common Stock plus the number of shares of Common Stock issuable upon any exercise of the Options set forth either on Schedule 2.1 hereto plus any shares of Common Stock issuable upon any exercise of other Options that have an exercise price in excess of the Per Share Amount. Eight million (8,000,000) shares of Common Stock have been reserved for issuance upon the exercise of Options granted under the Company Stock Option Plan, of which 2,859,293 shares are issuable upon the exercise of Options outstanding under the Company Stock Option Plan as of the date hereof. Except as set forth in Schedule 3.3 and other than as set forth on
Schedule 2.1 and Options issued under the Company Stock Option Plan with exercise prices above the Per Share Amount, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in the Company or any Company Subsidiary. Except as set forth in Schedule 3.3 and other than as set forth on
Schedule 2.1 and Options issued under the Company Stock Option Plan with exercise prices above the Per Share Amount, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any material investment (in the form of a loan, capital contribution or otherwise) in any other person. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights. With respect to each Company Subsidiary that is a corporation, all of the outstanding shares of capital stock of such Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. With respect to each Company Subsidiary that is a corporation, all of the outstanding shares of capital stock owned by the Company, and with respect to each Company Subsidiary that is a limited liability company, all of the limited liability company interests owned by the Company, are owned by the Company free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances (the "Encumbrances"). As of the date hereof, the only outstanding indebtedness for borrowed money for which the Company or any of the Company Subsidiaries is liable (including contingent liability) is as set forth in Schedule 3.3.

      Section 3.4 Authority.

            Subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Common Stock, the Company has the necessary corporate power and authority to enter into, perform its obligations under and engage in any transactions contemplated by this Agreement and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this


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Agreement or to consummate the transactions contemplated hereby, other than, with respect to consummation of the Merger, the foregoing approval of this Agreement by the stockholders of the Company in accordance with Delaware Law. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

      Section 3.5 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement will not, (i) conflict with or violate the certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement or other organizational document of the Company, any Company Subsidiary or any Company Investee Entity, (ii) subject to compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company, any Company Subsidiary or any Company Investee Entity or by which any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company, any Company Subsidiary or any Company Investee Entity pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company, any Company Subsidiary or any Company Investee Entity is a party or by which the Company, any Company Subsidiary, any Company Investee Entity or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

            (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or any agency, bureau, board, commission, court, department, political subdivision or other instrumentality of the U.S. Government or any of the fifty states (each a "Governmental Entity"), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934 (the "Exchange Act"), any exchange on which the Company's securities are traded, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and any foreign antitrust or competition law or regulation, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in
Schedule 3.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not have a Company Material Adverse Effect.

      Section 3.6 SEC Filings; Financial Statements.


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            (a) The Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since July 3, 1997, and has heretofore made available to Acquiror, in the form filed with the SEC since such date, together with any amendments thereto, its (i) Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q,
(iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all reports on Form 8-K, and (v) all other reports or registration statements filed by the Company (without giving effect to any amendment or supplement filed on or after the date of this Agreement, collectively, the "Company SEC Reports"). As of their respective filing dates, the Company SEC Reports (i) comply as of their respective dates as to form in all material respects with the requirements of the Exchange Act and the Securities Act of 1933 (the "Securities Act") and (ii) do not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The financial statements, including all related notes and schedules and, in the case of audited statements, the reports therein of Ernst & Young LLP, contained in the Company SEC Reports (or incorporated by reference therein) (i) fairly present the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be noted therein, and subject, in the case of interim financial statements, to normal year-end adjustments), (ii) comply as of their respective dates in all material respects with applicable accounting requirements and with rules and regulations of the SEC with respect thereto and
(iii) have been prepared in all material respects in accordance with generally accepted accounting principles consistently applied throughout the period involved (subject to normal year-end adjustments).

            (c) The Company has provided Acquiror with copies of (i) all management letters received from the Company's auditors during the Company's last three fiscal years and (ii) all representation letters furnished by the Company to its auditors during the Company's last three fiscal years of the Company.

      Section 3.7 Absence of Certain Changes or Events.

            Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in an appropriately enumerated section of
Schedule 3.7, since December 31, 1999, (a) the Company, the Company Subsidiaries and any Company Investee Entities have not incurred any liability whatsoever, whether or not accrued and whether or not contingent or absolute, determined or determinable, except in the ordinary course of their businesses consistent with their past practices, (b) there has not been any event or change, which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect, (c) the Company, the Company Subsidiaries and any Company Investee Entities have conducted their respective businesses in the ordinary course consistent with their past practices, (d) there has not occurred any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company, any Company Subsidiaries or any Company Investee Entities, whether or not covered by insurance, (e) there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company capital stock, except for issuances of Company Common Stock upon the exercise of Options awarded prior to the date hereof in accordance with the terms of the Company Stock Option Plan, (f) there has not been any split, combination or reclassification of any Company capital stock or any issuance or the authorization of any issuance of any other securities in respect of, or in lieu of or in substitution for shares of the Company capital stock, except for issuances of Company Common Stock upon the exercise of Options awarded prior to the date hereof in accordance with the terms of the Company Stock Option Plan; or (g) except insofar as required by a change in generally accepted accounting principles, there has not been any change in accounting methods, principles or practices by the Company or any Company Subsidiaries.

      Section 3.8 Absence of Litigation; Discrimination.

            (a) Except as set forth in Schedule 3.8 and except for any actions under the False Claims Act against the Company of which the Company has no knowledge, as of the date hereof there are (a) no claims, actions, suits, investigations, or proceedings pending against the Company or any of the Company Subsidiaries before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that (i) if adversely determined would involve the payment, individually, of more than Seventy-Five Thousand Dollars ($75,000) or, in the aggregate, more than One Hundred Thousand Dollars ($100,000), by the Company or any Company Subsidiary, (ii) if adversely determined individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect, or (iii) challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no material judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary.

            (b) Except as disclosed on Schedule 3.8, there are no claims, nor any basis for any claim, against the Company or any Company Subsidiary or any director, officer or employee of the Company or any Company Subsidiary for discrimination based upon race, creed, color, religion, gender, sexual preferences, national origin, handicap, ancestry, or age (collectively "Discrimination") or sexual harassment and no person has asserted that there is a basis for any such claim or reported actions or omissions by the Company, any Company Subsidiary or any director, officer or employee of the Company or any Company Subsidiary that might form a basis for such a claim. Schedule 3.8 also sets forth a list and description of all claims, complaints, demands, notices by employees of the Company or any Company Subsidiary alleging Discrimination or sexual harassment during the period from January 1, 1997 through May 31, 2000.

      Section 3.9 Licenses and Permits; Compliance with Laws.

            The Company and the Company Subsidiaries hold all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all Governmental Entities (collectively, the "Permits") necessary for the Company and the Company Subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted, except for the Permits for which the failure to obtain, individually or in the aggregate, is not reasonably expected to have a Company

Material Adverse Effect. The businesses of the Company and the Company Subsidiaries are not being conducted in violation of any applicable law, statute, ordinance, regulation, judgment, Permits, order, decree, concession, grant or other authorization of any Governmental Entity, except for violations which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

      Section 3.10 Taxes.

            Representations relating to the Company in this Section 3.10 shall be deemed to be made separately with respect to the Company and each Company Subsidiary or its predecessor, and each Subsidiary that was a Company Subsidiary at any time during the applicable statute of limitations relating to the assessment or collection of Taxes with respect to the period before such Subsidiary was sold or otherwise disposed of by the Company. Except as set forth in Schedule 3.10,

            (a) All Tax Returns that are required to be filed by or with respect to the Company have been or will be duly and timely filed and all such Tax Returns are or will be true and complete in all material respects;

            (b) All Taxes for which the Company is or may be liable or that could result in an Encumbrance on any of its assets (collectively, "Tax Liability") have been duly and timely paid;

            (c) The Company has duly and timely collected or withheld, reported and paid over to the appropriate taxing authority all Taxes required to be withheld or collected;

            (d) The Company has made adequate provision on its Financial Statements for the payment of any Tax Liability that is not due and payable as of the date of such Financial Statements and on its books and records for any Tax arising after the date of such Financial Statements that is not due and payable;

            (e) No Taxing authority has asserted any adjustment that could result in any Tax Liability;

            (f) There is no pending audit, examination, investigation, dispute, proceeding or claim (collectively, "Proceeding") relating to any Tax Liability and to the knowledge of the Hagler Bailly Inc., no Taxing authority is contemplating such a Proceeding;

            (g) No statute of limitations with respect to any Tax Liability has been waived or extended (unless the period to which it has been waived or extended has expired);

            (h) There is no outstanding power of attorney authorizing anyone to act on behalf of the Company in connection with any Tax Liability, Tax Return or Proceeding relating to any Tax;

            (i) There is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any taxing authority with respect to the Company or any Tax Liability;

            (j) The Company is not required to include any adjustment under
Section 481 of the Code (or any corresponding provision of applicable law) in income for any period ending after December 31, 1999;

            (k) The Company has not deferred any income to a period after the Closing Date that has economically accrued on or prior to December 31, 1999;

            (l) The Company has not accelerated any deduction into a period on or before the Closing Date that economically accrues after December 31, 1999;

            (m) The Company is not liable for the Tax of any other person (other than Hagler Bailly Inc.'s and the Company Subsidiaries' being acquired pursuant to this Agreement);

            (n) Except as provided on Schedule 3.10(n), the Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by the Company by reason of Section 162, 280G or 404 of the Code. The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code. The Company does not have any "tax-exempt bond financed property" or "tax-exempt use property" within the meaning of Section 168(g) or (h), respectively, of the Code. The Company has not entered into any sale-leaseback or leveraged lease transaction;

            (o) None of the assets of the Company is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions. The Company has never made or been required to make an election under Section 338 of the Code.

            (p) There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax;

            (q) The Company has never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than the consolidated group for purposes of filing consolidated U.S. Federal income tax returns, of which Hagler Bailly Inc. was the common parent;

            (r) No closing agreements, private letter ruling, technical advance memorandum or similar agreement or ruling has been entered into or issued by any taxing authority with respect to the Company; and

            (s) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

      Section 3.11 Intellectual Property.

            (a) Except as set forth in Schedule 3.11, the Company or one of the Company Subsidiaries owns or possesses all rights to use of the patents, service marks, copyrights, franchises, trademarks, trade names, jingles, slogans, logotypes and other similar intangible assets and applications for registration thereof (the "Intellectual Property") maintained, owned, used, held for use or otherwise held by the Company and the Company Subsidiaries, material to the conduct of the business of the Company and the Company Subsidiaries as currently conducted. The Company or a Company Subsidiary, as of the date hereof, owns or possesses all of the right to use such Intellectual Property and has all of the rights, benefits and privileges associated therewith material to the conduct of the business of the Company and the Company Subsidiaries and, to the extent to which the Company or a Company Subsidiary does not own the Intellectual Property, such failure will not, individually or in the aggregate, have a Company Material Adverse Effect.

            (b) To the knowledge of the Company, (i) neither the Company nor any Company Subsidiary has infringed or is infringing upon any Intellectual Property right or other legally protectable right of another, and (ii) no person is infringing upon any Intellectual Property right of the Company or any Company Subsidiary, except where such infringements, individually or in the aggregate, are not reasonably expected to have, a Company Material Adverse Effect.

            (c) The Company and the Company Subsidiaries have at all times retained Intellectual Property developed by the Company or any Company Subsidiary (whether in the course of client assignments or otherwise) and have licensed (both in-bound and out-bound) the Intellectual Property on normal commercial terms, except where failure to do so, individually or in the aggregate, has not had a Company Material Adverse Effect.

      Section 3.12 Material Contracts.

            (a) Except as otherwise indicated on Schedule 3.12, Schedule 3.12 sets forth a complete and correct list, as of the date of this Agreement, of all agreements of the following type to which the Company or a Company Subsidiary is a party or may be bound (collectively, the "Material Contracts"): (i) agreement filed as an exhibit to the Company SEC Reports and each agreement that would have been required to be filed as an exhibit to the Company SEC Reports had such agreement been entered into as of the date of filing any such Company SEC Report, (ii) any loan agreement, indenture, letter of credit, mortgage, note and other debt instrument evidencing indebtedness in excess of One Hundred Thousand Dollars ($100,000); (iii) any loan agreements or promissory notes or other instruments evidencing indebtedness between the Company or Company Subsidiary, on the one hand, and any director, officer or employee of the Company or any Company Subsidiary, on the other hand; (iv) any agreement that requires aggregate future payments to or by the Company or any Company Subsidiary of more than One Hundred Thousand Dollars ($100,000) (other than contracts entered into in the ordinary course of business); (v) any agreement involving payments in excess of Fifty Thousand Dollars ($50,000) concerning any provisions with respect to a "change in control" or otherwise triggering rights or obligations which, individually or in the aggregate, are reasonably expected to have, a Company Material Adverse Effect; (vi) any material agreement with any key employee, director, officer, or person known to the Company to be a direct or indirect stockholder of the Company; (vii) except for the limited liability company agreements of the Company Subsidiaries, any joint venture, limited liability company, partnership and similar agreements involving a sharing of profits; (viii) acquisition or divestiture agreements relating to the sale of assets or stock of the Company or any Company Subsidiary (other than sales of inventory in the ordinary course of business); (ix) brokerage or finder's agreements; (x) guarantees of indebtedness for borrowed money of any person (other than a Company

Subsidiary); (xi) all deferred compensation arrangements; and (xii) all swaps, options, collars and any other hedging or derivative transactions. To the best of the Company's knowledge, there are no agreements (except for restrictions arising from client contracts that do not purport to cover an entire line of business) restricting the Company or any Company Subsidiary from engaging or competing in any line of business.

            (b) Except as set forth in Schedule 3.12, all the Material Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and neither the Company nor any Company Subsidiary has (or has any knowledge that any other party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except for defaults which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. True and complete copies of all Material Contracts have been delivered to Acquiror or made available for inspection.

      Section 3.13 Employee Benefit Plans.

            Except as set forth in Schedule 3.13,

            (a) All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Company Subsidiaries (the "Employees") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are listed in Schedule 3.13. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Acquiror.

            (b) All employee benefit plans covering Employees (the "Plans") are in substantial compliance with all applicable legal requirements. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Company threatened, litigation relating to the Plans. Neither the Company nor any Company Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any subsidiary to a tax or penalty imposed by either Section 4975 of the Code or
Section 502(i) of ERISA in an amount which would be material.

            (c) No liability under Title IV of ERISA has been or is expected to be incurred by the Company or any Company Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company, any Company Subsidiaries nor an ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements contained in the Company SEC Reports. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any Company Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Code.

            (d) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, there has been no material change in the financial condition of such Plan since the last day of the most recent plan year and the assets of each such Plan are sufficient to satisfy all Plan liabilities on a termination basis.

            (e) Other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401 of the Code, neither the Company nor any of Company Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, except as set forth on Schedule 3.13. The Company or the Company Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any material liability thereunder.

            (f) Except as set forth on Schedule 3.13 the consummation of the transactions contemplated by this Agreement will not (i) entitle any employees of the Company or any of the Company Subsidiaries to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or (iii) result in any payments under, any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

      Section 3.14 Properties; Assets.

            Except as set forth in Schedule 3.14, the Company or one of the Company Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited consolidated balance sheet of the Company dated as of December 31, 1999 (the "Balance Sheet") as being owned by the Company or one of the Company Subsidiaries (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), or acquired after the date thereof which are material to the Company's business on a consolidated basis, free and clear of all Encumbrances except (i) statutory liens securing payments not yet due, and (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (b) is the lessee of all leasehold estates which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and to the knowledge of the Company, each such lease is valid without default thereunder by the lessee or lessor. The assets and properties of the Company and the Company Subsidiaries, taken as a whole, are in good operating condition and repair (ordinary wear and tear excepted), and constitute all of the assets and properties which are required for the businesses and operations of the Company and the Company Subsidiaries as presently conducted.

      Section 3.15 Labor Relations.

            Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any Company Subsidiary. Except as set forth in Schedule 3.15, the Company and each Company Subsidiary is in compliance in all material respects with all laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions. There has not occurred or, to the knowledge of the Company or the Company Subsidiaries, been threatened any strikes, slowdowns, picketing, work stoppages, concerted refusals to work or other similar labor activities with respect to employees employed by the Company or any Company Subsidiary which individually or in the aggregate are reasonably expected to have a Company Material Adverse Effect.

      Section 3.16 Environmental Matters.

            (a) Each of the Company and the Company Subsidiaries has been and is in compliance with all Environmental Laws, except for any noncompliance which, individually or in the aggregate, are not reasonably expected to have, a Company Material Adverse Effect. There are no pending or, to the knowledge of such parties, threatened actions, suits, claims, legal proceedings or other proceedings based on, and none of such parties has directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility or information request from any person arising out of or attributable to: (i) the current or past presence at any part of the Company Real Property of Hazardous Materials; (ii) the current or past release or threatened release into the environment from the Company Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials; (iii) the off-site disposal of Hazardous Materials originating on or from the Company Real Property or (iv) any violation of Environmental Laws at any part of the Company Real Property or otherwise arising from the Company's or any of the Company Subsidiaries' activities involving Hazardous Materials.

            (b) Neither the Company nor any of the Company Subsidiaries has been issued any permits, licenses, certificates and approvals required to be maintained by such party under any Environmental Law with respect to the use or ownership of the Company Real Property by the Company or any of the Company Subsidiaries. There has been no discharge of any Hazardous Materials or any other material regulated by any permits, licenses, certificates or approvals required to be maintained by the Company or any of the Company Subsidiaries under any Environmental Law.

            (c) There is no Environmental Claim pending or, to the knowledge of the Company or the Company Subsidiaries, threatened against or involving the Company or any of the Company Subsidiaries, or against any person whose liability for any Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law.

            (d) To the knowledge of the Company and the Company Subsidiaries, there are no past or present actions or activities by the Company or any of the Company Subsidiaries, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Environmental Claim against any of such parties or against any person whose liability for any Environmental Claim the Company or any Company Subsidiary may have retained or assumed either contractually or by operation of law.

            (e) To the knowledge of the Company and the Company Subsidiaries, the Company Real Property does not contain any underground storage tanks, or underground piping associated with such tanks, used currently or in the past for Hazardous Materials.

            (f) As used herein, these terms shall have the following meanings:

            (i) "Company Real Property" means all leasehold interests in real estate, easements, rights to access, rights-of-way and other real property interests which are owned, leased used or held for use by the Company or any Company Subsidiary that is material to the business, prospects, financial condition or results of operation of the Company and the Company Subsidiaries, all of which are set forth in Schedule 3.16.

            (ii) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or Governmental Entity alleging potential liability arising out of, based on or resulting from the presence, or release or threatened release into the environment, of any Hazardous Materials at any location owned or leased by the Company or any Company Subsidiary or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

            (iii) "Environmental Laws" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

            (iv) "Hazardous Materials" means wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials", or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

      Section 3.17 Insurance.

            Schedule 3.17 contains a list of all insurance policies in force at the date thereof with respect to the Company and the Company Subsidiaries. All such insurance policies: (a) insure against such risks, and are in such amounts, as appropriate and reasonable considering the Company's and the Company Subsidiaries' properties, businesses and operations; (b) are in full force and effect and all premiums are current thereunder; and (c) are valid, outstanding, and enforceable. Neither the Company nor any of the Company Subsidiaries has received or given notice of cancellation with respect to any insurance policies.

      Section 3.18 Board Approval; Vote Required.

            The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders and has resolved to recommend to such stockholders that they vote in favor thereof. The affirmative vote of a majority of the votes entitled to be cast by the holders of outstanding shares of the Common Stock is the only vote of any class or series of securities of the Company necessary to approve the transactions contemplated under this Agreement and the Merger.

      Section 3.19 Opinion of Financial Advisor.

            The Company's Board of Directors has received the opinion of Banc of America Securities LLC that the Merger Consideration to be received in the Merger by the stockholders of the Company is fair to such stockholders from a financial point of view, a written copy of which opinion will be provided to Acquiror when received by the Company's Board of Directors, and such opinion has not been withdrawn or modified in any respect as of the date hereof.

      Section 3.20 Brokers.

            Except for Banc of America Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

      Section 3.21 State Takeover Statutes.

            The Board of Directors of the Company has taken all necessary action to approve the transactions contemplated by this Agreement such that the restrictions under Section 203(a) of the Delaware Law shall not apply to such transactions. No other "fair price", "moratorium",

"control share acquisition" or other similar antitakeover statute or regulation (each a "Takeover Statute") is applicable to the Company, the Merger or the transactions contemplated in this Agreement.

      Section 3.22 Transactions with Affiliates.

            Except as disclosed in the Company SEC Reports filed prior to the date hereof and except as disclosed on Schedule 3.22, from January 1, 1999 through the date hereof there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company's affiliates (other than wholly-owned Subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

      Section 3.23 Disclosure.

            No representation or warranty of the Company and no statement in the Company's Schedules hereto contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading.

                                  Article IV.

                 REPRESENTATIONS AND WARRANTIES AS TO MERGER SUB

            Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows:

      Section 4.1 Organization and Qualification.

            Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities or entered into any agreements or arrangements with any person.

      Section 4.2 Certificate of Incorporation and Bylaws.

            Merger Sub has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

      Section 4.3 Authority.

            Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company and Acquiror, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

      Section 4.4 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 4.4(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect.

            (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the HSR Act and any foreign antitrust or competition law or regulation, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 4.4, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect.

      Section 4.5 Vote Required.

            The affirmative vote of Acquiror, the sole stockholder of Merger Sub, is the only vote of the holders of any class or series of Merger Sub capital stock necessary to approve any of the transactions contemplated hereby.

                                   Article V.

                  REPRESENTATIONS AND WARRANTIES AS TO ACQUIROR
                    AND CERTAIN REPRESENTATIONS AS TO PARENT

            Acquiror represents and warrants to the Company as follows:

      Section 5.1 Organization.

            Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Acquiror is duly qualified to conduct its business, and is in good standing, in the States of New Jersey and Massachusetts.

      Section 5.2 Authority.

            Acquiror has the necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

      Section 5.3 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by Acquiror do not, and the performance by Acquiror of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Acquiror, (ii) subject to compliance with the requirements set forth in Section 5.3(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Acquiror or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences which, individually or in the aggregate, are not reasonably expected to have an Acquiror Material Adverse Effect.

            (b) The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except

(i) for (A) applicable requirements, if any, of the Exchange Act, state takeover laws, exchanges on which Acquiror's securities are traded, and the HSR Act and any foreign antitrust or competition law or regulation, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.3, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not have an Acquiror Material Adverse Effect.

      Section 5.4 Vote Required.

            No vote of the stockholders of Acquiror is necessary to approve any of the transactions contemplated hereby.

      Section 5.5 Financing.

            Parent has available sufficient funds as necessary to cause (and at the Effective Time shall cause) Acquiror to have available sufficient funds to consummate the Merger and to make all the payments necessary to consummate the transactions contemplated hereby, including, without limitation, payments under
Article II hereof for the Common Stock, Options and Dissenting Shares, and payments necessary to satisfy all amounts outstanding as of the Closing Date under the Company's credit facilities described on Schedule 3.3 hereto.

      Section 5.6 Absence of Litigation.

            There are (a) no claims, actions, suits, investigations, or proceedings pending or, to Acquiror's knowledge, threatened against Acquiror or any of its properties or assets before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Acquiror or any of its properties or assets that would, individually or in the aggregate, result in an Acquiror Material Adverse Effect.

      Section 5.7 Brokers.

            No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

      Section 5.8 Parent Financial Statements.

            Parent has prepared and furnished to the Company the audited consolidated balance sheet of the Parent as of the end of the fiscal year ended December 31, 1999, and the audited consolidated profit and loss accounts and cash flow statements for such fiscal year accompanied by an unqualified audit report of Parent auditors, BDO Stoy Hayward. All of the financial statements, including, without limitation, the notes thereto, referred to in this Section
5.8 or furnished to the Company after the date hereof pursuant to this
Agreement: (a) are in accordance with the books and records of Parent (b) present a true and fair view of the assets, liabilities and state of affairs of Parent as of the respective dates and profits and losses of Parent for the respective periods indicated, and (c) have been prepared in accordance with all applicable accounting standards and legal requirements in the United Kingdom, including, without limitation, United Kingdom generally accepted accounting principles, standards and practices applied on a basis consistent with prior accounting periods. The consolidated financial statements furnished to the Company set forth all changes in accounting methods (for financial accounting purposes) at any time made, agreed to, requested or required with respect to Parent.

                                  Article VI.

                                    COVENANTS

      Section 6.1 Affirmative Covenants of the Company.

      The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company shall, and shall cause each Company Subsidiary to, (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal customers and suppliers; (c) use its reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) use its reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) invoice and collect accounts in the ordinary course of business consistent with the Company's past practices; and (f) use commercially reasonable efforts to comply with all applicable laws with respect to employment practices and employee benefit plans and related tax compliance.

      Section 6.2 Negative Covenants of the Company.

      Except as expressly contemplated by this Agreement and except as set forth in Schedule 6.2, or otherwise consented to in writing by Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, do any of the following:

            (a) other than as required by law or contracts in effect as of the date hereof, (i) increase in any manner the wages, salaries, compensation, pension or other employee benefit or fringe benefits or perquisites of any current or former employees, consultants or directors of the Company or any Company Subsidiaries, (ii) except as contemplated by the terms hereof, vest, fund or pay any pension or retirement allowance other than as required by any existing Company Benefit Plans to any such current or former employees, consultants, officers or directors; (iii) except as contemplated by the terms hereof, become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance, consulting, retention, change in control, termination, deferred compensation or incentive pay agreement with or for the benefit of any current or former employee, consultant, officer or director or accelerate the vesting, funding or payment of any compensation payment or benefit; or (iv) grant any additional Options, restricted shares, incentive compensation awards, or grant any person any right to acquire any shares of its capital stock or any right the value of which is based on the value of shares of its capital stock.

            (b) declare, set aside or pay any dividend on, or make any other distribution in cash, stock or property in respect of, any of its capital stock (except the issuance of shares of Common Stock in connection with the exercise of outstanding Options referred to in Schedule 3.3 in accordance with their terms and except as contemplated by the Earnout Agreement);

            (c) (i) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exercisable or exchangeable for any share of its capital stock, or any options, warrants, calls, commitments or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (except in connection with the exercise of outstanding Options referred to in Schedule 3.3 in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

            (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrances) of, any shares of any class of its capital stock (including Restricted Shares and shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares (except for the issuance of shares upon the exercise of outstanding Options and the issuance of Shares under the Company Stock Option Plan); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) except for the Voting Agreement, enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock.

            (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division (other than a wholly-owned Subsidiary) thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets in the ordinary course of business and consistent with past practice), or make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice;

            (f) except as set forth in Section 7.10(c) hereof, sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets, including without limitation the capital stock of the Company or any Company Subsidiary except for the grant of purchase money security interests and dispositions in the ordinary course of business and consistent with past practice;

            (g) propose or adopt any amendments to its or any Company Subsidiary's certificate of incorporation or, to its or any Company Subsidiary's bylaws or limited liability company agreement, as the case may be;

            (h) settle or compromise any material claim, action or proceeding involving money damages except any settlement where the amount of such settlement individually does not exceed One Hundred Fifty Thousand Dollars ($150,000);

            (i) (A) change any of its methods of accounting in effect at January 1, 2000, or (B) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed Seventy-Five Thousand Dollars ($75,000)), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1999, except, in the case of clause (i) or clause (ii), as may be required by law or generally accepted accounting principles;

            (j) except in the ordinary course of business, permit any insurance policy naming it as a beneficiary or a loss-payable payee to be canceled or terminated;

            (k) incur any obligation for borrowed money or guarantee indebtedness for borrowed money of any person (other than a Company Subsidiary), whether or not evidenced by a note, bond, debenture or similar instrument, other than (i) purchase money indebtedness not to exceed Seventy-Five Hundred Thousand Dollars ($75,000) in the aggregate, (ii) indebtedness incurred in the ordinary course of business under the existing loan agreements described on Schedule 3.3 hereto, and (iii) capitalized leases not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

            (l) enter into, modify or terminate in any material respect any agreement which, if in effect as of the date hereof, would have been required to be disclosed on Schedule 3.12 as a Material Contract described in Section 3.12(a)(i);

            (m) hire for, or promote any person to, the position of Vice President, Executive Vice President or Senior Vice President of the Company or any Company Subsidiary;

            (n) take any action, or omit to take any action, that would or would be likely to result in a breach of a representation or warranty of the Company which (i) would, individually or in the aggregate, give rise to a failure of the conditions set forth in Section 8.2(a) and (ii) has not been cured within thirty
(30) days after written notice thereof;

            (o) enter into any contract for services with a fixed price greater than $750,000;

            (p) enter into any contract where the Company's potential liability exceeds three times the consulting fees received by the Company under such contract, other than preliminary oral agreements entered into in contemplation of a final written contract;

            (q) terminate any VP, SVP or Designated Practice Area Leader of the Company or any Company Subsidiary, except for cause;

            (r) (i) fail to bill or properly invoice any client or (ii) write off or discharge any indebtedness in excess of $75,000 owed to the Company or any Company Subsidiary; or

            (s) agree in writing or otherwise to do any of the foregoing.

                                  Article VII.

                              ADDITIONAL AGREEMENTS

      Section 7.1 Access and Information.

            (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, afford to Acquiror and its officers, employees, accountants, consultants, legal counsel, representatives of current and prospective sources of financing for the Merger and other representatives of Acquiror (collectively, the "Acquiror Representatives"), reasonable access during normal business hours to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of the Company and the Company Subsidiaries as Acquiror may reasonably request.

            (b) Any formal general communication with the Company's employees or any communication of determination of future employment with any of the Company's administrative employees, or any pre-merger activities which would have a direct material impact on the financial condition of the Company shall be subject to the prior approval of the Chief Executive Officer of the Company, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that nothing contained in this Section 7.1(b) shall be construed to prevent reasonable planning of the post-Closing integration or to delay the Closing.

      Section 7.2 Confidentiality.

            Acquiror acknowledges and agrees that all information received from or on behalf of the Company or any of the Company Subsidiaries in connection with the Merger shall be deemed received pursuant to the confidentiality agreement, dated as of December 9, 1999, between the Company and Acquiror (the "Confidentiality Agreement") and Acquiror shall, and shall cause the Acquiror Representatives to comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

      Section 7.3 Stockholder Approval.

            The Company shall, promptly after the date of this Agreement, take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene, as promptly as possible, a meeting of the Company's stockholders (the "Stockholders' Meeting") to approve and adopt this Agreement and the Merger (and to take any and all other action that may be necessary in order to effect consummation of the transactions contemplated hereby); provided, however, that the Board of Directors of the Company shall submit this Agreement to the Company's stockholders, whether or not the Board of Directors of the Company at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the Stockholders of the Company reject it. Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement in compliance herewith, the Company shall use its reasonable efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger.

      Section 7.4 Proxy Statement.

            (a) As promptly as practicable, the Company shall prepare and file with the SEC a proxy statement in connection with the matters to be considered at the Stockholders' Meeting (such proxy statement, together with any supplements or amendments thereto, the "Proxy Statement"). The Company shall use its reasonable efforts to cause the Proxy Statement to be cleared by the SEC for mailing to the stockholders of the Company as promptly as practicable and shall mail the Proxy Statement to its stockholders as promptly as practicable thereafter. Acquiror shall furnish all information concerning it and the holders of its capital stock as the Company may reasonably request in connection with such actions. Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement in compliance herewith, the Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of approval of this Agreement (and any other necessary matters). Acquiror shall have the right to review and comment on the Proxy Statement from time to time before it is mailed to shareholders. The Company shall deliver drafts of the Proxy Statement, any comments from the SEC on the Proxy Statement, draft responses by the Company to any SEC comments, and other similar information and documents related to the Proxy Statement and the related meeting of the Company stockholders to the Acquiror in a timely manner sufficient so that Acquiror shall have the opportunity to effectively comment thereon; provided, however, that the contents of the Proxy Statement shall be prepared in the sole and absolute discretion of the Company.

            (b) The information supplied by Acquiror for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any supplement thereto) is first mailed by stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting any event or circumstance relating to Acquiror or any of its affiliates, or its or their respective officers or directors, should be discovered by Acquiror that should be set forth in a supplement to the Proxy Statement, Acquiror shall promptly inform the Company.

            (c) All information contained in the Proxy Statement (other than information provided by Acquiror in writing for inclusion therein) shall not, at the date the Proxy Statement (or any supplement thereto) is first mailed to stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting any event or circumstance relating to the Company or any of the Company Subsidiaries, or to its or their respective officers or directors, should be discovered by the Company that should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Acquiror, continue to keep the Acquiror informed on a current basis of any developments thereafter and mail such supplement to its shareholders within five
(5) business days of the occurrence of any such event or circumstance. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, including the Proxy Statement, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

      Section 7.5 Further Action; Reasonable Efforts.

            (a) Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. This shall include commercially reasonable efforts to
(i) obtain all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and Acquiror as are necessary for the transactions contemplated herein, and (ii) retain SVPs, VPs and other Consulting Staff and to encourage such persons to enter into employment agreements with Acquiror on substantially the terms offered by Acquiror in writing to such persons prior to the date hereof. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use commercially reasonable efforts to take all such action.

            (b) From the date of this Agreement until the Effective Time, each of the parties shall promptly notify the other in writing (and subsequently keep the other party informed on a current basis) of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Merger or the conversion of the Common Stock into the Merger Consideration pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror to own or operate all or any portion of the business or assets of the Company.

            (c) The Company shall give prompt written notice to Acquiror (and subsequently keep the Acquiror informed on a current basis), and Acquiror and Merger Sub shall give prompt written notice to the Company (and subsequently keep the Company informed on a current basis) of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time. Each party shall use its commercially reasonable efforts to not take, or omit to take, any action, or enter into any transaction, which would be expected to cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

      Section 7.6 Public Announcements.

            Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement of Acquiror or the Company with any exchange on which the securities of the Company or Acquiror are traded or quotation service on which the prices of trades of the Company's or Acquiror's securities are quoted.

      Section 7.7 Indemnification and Insurance.

            (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnities under the certificate of incorporation or bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law.

            (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and the Company Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Acquiror and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law).

            (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) the Indemnified Parties may retain its regularly engaged independent legal counsel as of the date of this Agreement, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to Acquiror and the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Surviving Corporation will use its reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 7.7, upon learning of any such Claim, shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 7.7, except to the extent such failure prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law. The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to such Indemnified Parties) a conflict on any significant issue between the position of any two or more of such Indemnified Parties, in which event, an additional counsel as may be required may be retained by such Indemnified Parties.

            (d) Acquiror shall cause to be maintained in effect for not less than six (6) years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that (i) Acquiror may substitute therefor policies of substantially the same coverage containing terms and conditions that are substantially the same for the Indemnified Parties to the extent reasonably available and (ii) Acquiror shall not be required to pay an annual premium for such insurance in excess of two hundred percent (200%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as possible for such amount.

            (e) This Section 7.7 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Acquiror and Merger Sub and the Surviving Corporation and their respective successors and assigns. Acquiror hereby guarantees the Surviving Corporation's obligations pursuant to this
Section 7.7.

            (f) The Company shall use commercially reasonable efforts to increase its errors and omissions insurance policy coverage to $150,000,000; provided, however, that if the increase in premium for such increased coverage exceeds $50,000, the Company shall obtain the maximum policy coverage obtainable for an increased premium equal to $50,000.

      Section 7.8 Employee Benefits Matters.

            (a) Acquiror shall cause the Surviving Corporation to provide employee benefits under plans, programs and arrangements, which will provide benefits to the employees of the Company and the Company Subsidiaries substantially comparable in the aggregate to benefits provided to similarly situated employees of the Acquiror; provided, however, that nothing herein shall interfere with the Surviving Corporation's right or obligation to make such changes to such plans, programs or arrangements as are necessary to conform with applicable law. Acquiror will cause each employee benefit plan of Acquiror in which employees of the Company are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company (and any predecessors of the Company) as if such service were with Acquiror, to the same extent that such service was credited under a comparable plan of the Company as reflected on the records of such plan. Unless otherwise required by law, only employees of the Company who sign and comply with the Acquiror's standard forms of employment and related agreements will be eligible to participate in Acquiror's bonus, share and other benefit plans.

            (b) Following the Effective Time, with respect to the Company's retention bonus plan, Acquiror shall, or shall cause the Surviving Corporation to honor the letters to employees in respect of such retention bonus plan, all of which letters are substantially in the form of the letter attached hereto as
Schedule 7.8(b); provided, however, that the employee is on the payroll at the time any retention bonus is due.

            (c) Following the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, honor all terms and conditions of the Company's administrative retention plan and related agreements attached as Schedule 7.8(c).

      Section 7.9 HSR Act Matters; Foreign Antitrust Laws.

            Acquiror, Merger Sub and the Company (as may be required pursuant to the HSR Act and any applicable foreign antitrust or competition law or regulation) promptly will complete and file all documents required to be filed with the Federal Trade Commission and the United States Department of Justice or any foreign Governmental Entity in order to comply with the HSR Act and any applicable foreign antitrust or competition law or regulation. Acquiror, Merger Sub and the Company shall furnish promptly all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use reasonable best efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the HSR Act, other Federal antitrust laws, or any applicable foreign antitrust or competition law or regulation for the consummation of the Merger and the other transactions contemplated hereby. If the Closing does not occur, for whatever reason, unless the Company shall have paid the Acquiror the Termination Fee, the Company shall reimburse the Acquiror for one-half (1/2) of all fees paid by the Acquiror in connection with any filings made pursuant to the HSR Act and any applicable foreign antitrust or competition law or regulation in connection with this Agreement. The Company shall reimburse such fees to the Acquiror within five (5) days after the termination of this Agreement.

      Section 7.10 Board Recommendations; Negotiation With Others.

            (a) The Company shall, and shall cause any Company Subsidiary and the respective affiliates, directors, officers, financial and legal advisors and other representatives of the Company or the Company Subsidiaries to, cease immediately all activities, discussions or negotiations, if any, with any person conducted heretofore with respect to any Acquisition Proposal.

            (b) From and after the date of this Agreement, the Company, the Company Subsidiaries, and their respective affiliates, directors, officers, financial or legal advisors or other representatives, will not, directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage any Acquisition Proposal or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company or any of the Company Subsidiaries or afford access to the properties, books or records of the Company or any of the Company Subsidiaries to, any person making or which the Company or any such representative has reason to believe is likely to make an Acquisition Proposal (or a potential Acquisition Proposal); provided, however, that if at any time prior to the time that the stockholders of the Company shall have voted on this Agreement at a meeting held for such purpose pursuant to Section 7.3 hereof, the Company is otherwise in compliance with the Company's obligations under Section 7.3 and this Section 7.10, the Company, in response to an unsolicited Acquisition Proposal, may (1) request clarifications from, or furnish information to, any third party which makes such an unsolicited Acquisition Proposal, for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or should reasonably be expected to lead to, a Superior

Proposal and (2) if the board of directors of the Company (after consultation with an independent, nationally recognized investment bank) reasonably determines in good faith that such Acquisition Proposal is or is reasonably expected to be a Superior Proposal, participate in discussions or negotiations with or furnish information to the third party which has made such Acquisition Proposal, if, in the case of each action to be taken under clause (1) or (2),
(x) each such action is taken subject to a confidentiality agreement with confidentiality and standstill terms at least as stringent as those contained in the Confidentiality Agreement, and, to the extent permitted by the terms of any confidentiality agreement to which the Company is or becomes subject, the Company has notified Acquiror in writing of the receipt of an Acquisition Proposal which notice will include a detailed summary of the Acquisition Proposal and copies of any documentation received by the Company in connection with such Acquisition Proposal, (y) the board of directors of the Company (after receiving advice from outside legal counsel to the Company) reasonably determines in good faith that it is necessary to take each such action in order to comply with its fiduciary duties under Delaware Law, and (z) the board of directors of the Company has concluded that such third party is capable of executing a definitive agreement and consummating a transaction on a reasonable schedule.

            (c) Notwithstanding anything in this Agreement to the contrary, Acquiror and the Company agree that the Company may take such actions as are necessary to divest its Indonesian subsidiary, Fieldston Publications, Inc. and CapGemini Hagler Bailly LLC (it being recognized that this Agreement has been made subject to Acquiror's reasonable satisfaction with the terms of any such divestitures).

            (d) Nothing contained in this Section 7.10 shall prohibit the board of directors of the Company from, to the extent applicable, complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal for the Company.

            (e) For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer to acquire all or any substantial part of the business and properties or capital stock of the Company or the Company Subsidiaries, whether by merger, consolidation, sale of assets, tender offer or similar transaction or series of transactions involving the Company or the Company Subsidiaries.

            (f) For purposes of this Agreement, "Superior Proposal" means a bona fide Acquisition Proposal that the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) (i) would, if consummated, result in a transaction more favorable to the Company's stockholders, from a financial point of view, than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such Acquisition Proposal, including any proposed break-up fees or similar devices, expense reimbursement provisions, conditions to consummation and conditions to execution of a definitive agreement and (ii) is reasonably capable of being consummated.

      Section 7.11 Prior Agreements with Company Employees.

            The parties acknowledge and agree that the individuals listed on
Schedule 7.11 have executed on or prior to the date hereof Acquiror's standard forms of employment agreement.

      Section 7.12 Company Credit Agreement.

            The parties acknowledge and agree that notwithstanding any provisions to the contrary contained in this Agreement, the Company shall have the right to amend and restate that certain Revolving Credit Agreement dated as of November 20, 1998, as amended, by and among the Company and Bank of America, as agent, in substantially similar form and on substantially similar terms and conditions as the May 22, 2000 draft of such Revolving Credit Agreement which was delivered to Parent, without the prior consent of Parent, Acquiror or Merger Sub.

      Section 7.13 Certain Investments.

            The parties acknowledge and agree that notwithstanding any provisions to the contrary contained in this Agreement, the Company shall have the right to enter into and consummate the equity investments set forth on
Schedule 7.13 hereto without the prior consent of Acquiror or Merger Sub.

                                 Article VIII.

                               CLOSING CONDITIONS

      Section 8.1 Conditions to Obligations of Acquiror, Merger Sub and the Company to Effect the Merger.

            The respective obligations of Acquiror, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Delaware Law:

            (a) Stockholder Approval. This Agreement shall have been approved by the requisite vote of the stockholders of the Company in accordance with Delaware Law.

            (b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

            (c) HSR Act and Foreign Antitrust Laws. Any waiting period with any extensions thereof under the HSR Act shall have expired or been terminated, and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the Merger shall have been obtained.

            (d) Third Party Consents. Any third party fails to provide its consent, at no cost to the Company or the Acquiror, to the Merger where (i) such consent is required pursuant to change in control/assignment provisions of other similar provisions of a contract, including leases and debt instruments and agreements, with such third party and the Company or any

Company Subsidiary, and (ii) the failure to obtain such consents would be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

      Section 8.2 Additional Conditions to Obligations of Acquiror.

            The obligations of Acquiror to effect the Merger are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

            (a) Representations, Warranties, and Covenants. (i) The representations and warranties of the Company in this Agreement shall be true and correct as of the Effective Time as though such representations and warranties were made on and as of such time (except that any representation or warranty that by its terms was made with reference to a specific date was true and correct as of such date), except where the failure of such representations and warranties to be true and correct (without giving any effect, solely for purposes of this Section 8.2(a), to any materiality or Company Material Adverse Effect qualification contained therein and reading any representation or warranty in Article III as if that language were not present in the applicable sections of Article III) is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) the Company shall have performed and complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed and complied with by it as of the Effective Time. Acquiror shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

            (b) No Company Material Adverse Effect. After the date hereof, no Company Material Adverse Effect (taken individually or in the aggregate) shall
(i) have occurred and be continuing or (ii) would be reasonably expected to occur.

            (c) Certain Agreements. The Earn-out Agreement and the Voting Agreement shall have been entered into and shall remain in full force and effect.

      Section 8.3 Additional Conditions to Obligations of the Company.

            The obligations of the Company to effect the Merger are also subject to the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable law: (a) the representations and warranties of each of Acquiror and Merger Sub, respectively, in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time (except that any representation or warranty that by its terms was made with reference to a specific date was true and correct as of such date), except where the failure of such representations and warranties to be true and correct (without giving any effect, solely for purposes of this Section 8.3, to any materiality or Acquiror Material Adverse Effect qualification contained therein and reading any representation or warranty in Article IV and Article V respectively as if that language were not present in the applicable sections, does not have, and is not reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect; and (b) each of Acquiror and Merger Sub, respectively, shall have performed and complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed and complied with by it as of the Effective Time. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Acquiror to that effect.

                                  Article IX.

                        TERMINATION, AMENDMENT AND WAIVER

      Section 9.1 Termination.

            This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

            (a) by mutual written consent of each of Acquiror and the Company;

            (b) by either the Company or Acquiror, if the other shall have breached, or failed to comply with, in any material respect, any of its obligations under this Agreement or any representation or warranty made by such other party, which breach, failure or misrepresentation, (i) would, individually or in the aggregate give rise to a failure of the conditions set forth in
Section 8.2 (a) or Section 8.3, as applicable, and (ii) has not been cured within thirty (30) days after written notice thereof or such breach, by its nature or timing, cannot be cured within such a 30-day period;

            (c) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

            (d) by either Acquiror or the Company, if the Merger and the Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders' Meeting;

            (e) by either the Company or Acquiror, if the merger shall not have been consummated on the date which is one hundred eighty (180) days after the date hereof (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party who is in breach of this Agreement or whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; provided, further, that the Termination Date shall be automatically extended to allow sufficient time for any cure, notice and termination periods pursuant to
Section 9.1(h) to expire;

            (f) by Acquiror, if the Company or its board of directors shall have accepted or recommended to the stockholders of the Company a Superior Proposal;

            (g) by the Company, if the Company or its board of directors shall have accepted or recommended to the stockholders of the Company a Superior Proposal; provided that the Company and its board of directors shall have complied, in all material respects, with their obligations under Section 7.10;

            (h) by Acquiror, if after the date hereof there shall have occurred and be continuing a Company Material Adverse Effect, upon written notice to the Company and subject to the following conditions: (i) in the event that either the Company or the Acquiror becomes aware of a Company Material Adverse Effect, such party shall immediately provide written notice of the specific Company Material Adverse Effect (the "MAE Notice") to the other party; (ii) upon either receipt or delivery of an MAE Notice, the Company shall have thirty (30) days to cure such Company Material Adverse Effect; and (iii) if such Company Material Adverse Effect is not cured by the Company within such thirty-day period, then following thirty (30) days from receipt or delivery of the MAE Notice, Acquiror shall have a further thirty (30) days to terminate this Agreement or else shall be deemed to waive the right to terminate (or not consummate the transactions hereunder) as a result of such Company Material Adverse Effect that gave rise to the specific MAE Notice (for the avoidance of doubt, sixty (60) days from the receipt or delivery of the original MAE Notice);

            (i) by Acquiror, if any of the stockholders who are parties to the Voting Agreement shall have breached in any material respect any representation, warranty, covenant or agreement thereof and such breach has not been promptly cured after written notice to any such stockholder; provided, however, that such breach shall be of the kind that denies Acquiror the material benefits contemplated by the Voting Agreement.

      Section 9.2 Effect of Termination.

            (a) Except as provided in Section 9.2(b), Section 9.3 or Section 10.1, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of Acquiror, Merger Sub or the Company or any of their respective officers or directors to the other parties hereto and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party for any willful breach of this Agreement provided, however, that no party hereto shall be liable for any consequential or punitive damages.

            (b) If (i) the Company terminates this Agreement pursuant to Section 9.1(g) or (ii) Acquiror terminates this Agreement pursuant to Section 9.1(f), then within five (5) business days of such termination, the Company shall pay Acquiror by wire transfer in immediately available funds a fee of Five Million Dollars ($5,000,000) ("Termination Fee").

      Section 9.3 Expenses.

            Except as otherwise expressly provided herein, all expenses incurred by the parties hereto shall be borne solely by the party that has incurred such expenses.

      Section 9.4 Amendment.

            This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted pursuant to this

Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      Section 9.5 Waiver.

            At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   Article X.

                               GENERAL PROVISIONS

      Section 10.1 Nonsurvival of Representations, Warranties and Agreements.

            The representations, warranties and agreements in this Agreement (and in any certificate delivered in connection with the Closing) shall be deemed to be conditions to the Merger and shall not survive the Effective Time or termination of this Agreement, except for the agreements set forth in Article I (the Merger) and Article II (Conversion of Securities; Exchange of Certificates) and Section 7.7 (Indemnification and Insurance), Section 7.8 (Employee Benefits Matters), Section 7.2 (Confidentiality), Section 9.2 (Effect of Termination) and Section 9.3 (Expenses), each of which shall survive indefinitely.

      Section 10.2 Notices.

            All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

            (a) If to Acquiror or Parent:

                  PA Consulting Group, Inc.
                  c/o PA Consulting Group
                  123 Buckingham Palace Road
                  London SW1W 9SR
                  England
                  Telecopier No.: 44-1-207-333-5112
                  Attention: Nick Hayes

            With a copy (which shall not constitute notice) to:

                  Loeb & Loeb LLP
                  345 Park Avenue
                  New York, New York 10154
                  Telecopier No.: (212) 407-4990
                  Attention: Stanley M. Johnson, Esq.

            (b) If to the Company:

                  Hagler Bailly, Inc.
                  1530 Wilson Boulevard
                  Suite 400
                  Arlington, VA 22209
                  Telecopier No.:(703) 351-8159
                  Attention: Stephen V. R. Whitman, Esq.

            With a copy (which shall not constitute notice) to:

                  Hogan & Hartson L.L.P.
                  8300 Greensboro Drive
                  Suite 1100
                  McLean, VA 22102
                  Telecopier No.: (703) 610-6200
                  Attention: Richard T. Horan, Jr., Esq.

      Section 10.3 Certain Definitions.

            For purposes of this Agreement, the term:

            "Acquiror Material Adverse Effect" means a material impairment of Acquiror's ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on or prior to the Termination Date;

            "Acquiror Representations" shall have the meaning ascribed thereto in Section 7.1.

            "affiliate" shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

            "Balance Sheet" shall have the meaning ascribed thereto in Section 3.14.

            "beneficial owner" shall mean with respect to any shares of Common Stock a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or

(B) the right to vote pursuant to any agreement, arrangement or understanding,
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

            "Benefit Plans" shall have the meaning ascribed thereto in Section 3.13(a).

            "Business day" shall mean any day other than a day on which banks in the Commonwealth of Virginia are authorized or obligated to be closed;

            "Certificate of Certificates" shall have the meaning ascribed thereto in Section 2.2(b).

            "Certificate of Merger" shall have the meaning ascribed thereto in
Section 1.2

            "Claim" shall have the meaning ascribed thereto in Section 7.7(b).

            "Closing" shall have the meaning ascribed thereto in Section 1.6.

            "Closing Date" shall have the meaning ascribed thereto in Section
1.6.

            "Code" shall mean the Internal Revenue Code of 1986, as amended;

            "Common Stock" shall have the meaning ascribed thereto in Section 2.1(a).

            "Company Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) that includes the Company or any predecessor of or successor to the Company (or another such predecessor or successor);

            "Company Investee Entity" or "Company Investee Entities" shall have the meaning ascribed thereto in Section 3.2.

            "Company Material Adverse Effect" means

            (i) a material adverse effect or change (whether taken individually or in the aggregate) on the financial condition, business, results of operations or employee relations of the Company and the Company Subsidiaries, taken as a whole, other than any material adverse effect or change arising out of any change or development relating (A) to any generally applicable change in law, rule or regulation or generally accepted accounting principles or interpretation thereof, (B) to the U.S. or global economies or to industries in which the Company or Company Subsidiaries operate or provide services, but only to the extent in the case of (A) or (B) any such effect, change or development adversely affects the Company in substantially the same manner and to substantially the same degree as similarly situated companies in the same industry;

            (ii) a material impairment of the Company's ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on or prior to the Termination Date;

            (iii) as at the Effective Time, twenty-five percent (25%) or more of the Designated Practice Area Leaders (e.g., 2 or more of the six Designated Practice Area Leaders) fail or refuse to sign SVP Employment Agreements with the Acquiror without conditions or qualifications of any kind (except for such conditions or qualifications contained in the form of SVP Employment Agreement delivered by Acquiror), suffer death or a long-term disability which prevents such person from performing his or her duties at the Acquiror or otherwise leave the Company or formally announce (whether (x) orally if announced to any of the Company's executive officers or to the Acquiror or (y) in writing, which may include email, to any executive officer of the Company or the Acquiror) their intention to do so; provided that none of the matters described in this clause
(iii) shall constitute a Company Material Adverse Effect hereunder if, within 45 days of the date of this Agreement, at least 5 of the 6 Designated Practice Area Leaders shall have executed the SVP Employment Agreements with the Acquiror without conditions or qualifications of any kind (except for such conditions or qualifications contained in the form of SVP Employment Agreement delivered by Acquiror), and shall in addition have agreed in writing to be bound by the Restrictions after Termination contained in the SVP Employment Agreements if the Closing hereunder occurs even if any such Designated Practice Area Leaders leave the Company before the new SVP Employment Agreements become effective upon the Closing.

            (iv) as at the Effective Time, fifty percent (50%) or more of the SVPs in any one of the Designated Practice Areas (e.g., 2 or more SVPs of a 3- or 4-SVP Designated Practice Area) fail or refuse to sign SVP Employment Agreements with the Acquiror without conditions or qualifications of any kind (except for such conditions or qualifications contained in the form of SVP Employment Agreement delivered by Acquiror), suffer death or a long-term disability which prevents such person from performing his or her duties at the Acquiror or otherwise leave the Company or announce (whether (x) orally if announced to any of the Company's executive officers, any Designated Practice Area Leader, or to the Acquiror or (y) in writing, which may include email, to any executive officer of the Company or the Acquiror) their intention to do so; provided that none of the matters described in this clause (iv) shall constitute a Company Material Adverse Effect hereunder if, within 45 days of the date of this Agreement, at least 5 of the 6 Designated Practice Area Leaders shall have executed the SVP Employment Agreements with the Acquiror without conditions or qualifications of any kind (except for such conditions or qualifications contained in the form of SVP Employment Agreement delivered by Acquiror), and shall in addition have agreed in writing to be bound by the Restrictions after Termination contained in the SVP Employment Agreements if the Closing hereunder occurs even if any such Designated Practice Area Leaders leave the Company before the new SVP Employment Agreements become effective upon the Closing.

            (v) as at the Effective Time, twenty-five percent (25%) or more of the SVPs, taken as a whole amongst all the Company's practice areas and determined collectively as at the date hereof, fail or refuse to sign SVP Employment Agreements without conditions or qualifications of any kind (except for such conditions or qualifications contained in the form of SVP Employment Agreement delivered by Acquiror) with the Acquiror, suffer death or a long-term disability which prevents such person from performing his or her duties at the Acquiror or otherwise leave the Company or announce (whether (x) orally if announced to any of the Company's executive officers, any Designated Practice Area Leader, or to the Acquiror or (y) in writing, which may include email, to any executive officer of the Company or the Acquiror) their intention to do so;

            (vi) as at the Effective Time, twenty-five percent (25%) or more of the VPs, taken as a whole amongst all the Company's practice areas and determined collectively as at the date hereof, fail or refuse to sign VP Employment Agreements with the Acquiror without conditions or qualifications of any kind (except for such conditions or qualifications contained in the form of VP Employment Agreement delivered by Acquiror), suffer death or a long-term disability which prevents such person from performing his or her duties at the Acquiror or otherwise leave the Company or announce (whether (x) orally if announced to any of the Company's executive officers, any Designated Practice Area Leader, or any SVP, or to the Acquiror or (y) in writing, which may include email, to any executive officer of the Company or the Acquiror) their intention to do so; or

            (vii) as at the Effective Time, twenty-five percent (25%) or more of the Company's Consulting Staff, determined collectively as at the date hereof, suffer death or a long-term disability which prevents such person from performing his or her duties at the Acquiror or otherwise leave the Company or announce (whether (x) orally if announced to any of the Company's executive officers, any Designated Practice Area Leader, any SVP, or any VP or to the Acquiror or (y) in writing, which may include email, to any executive officer of the Company or the Acquiror) their intention to do so.

            "Consulting Staff" means the Company's entire staff, other than its SVPs, VPs, Research Associates, Analysts and administrative staff.

            "Designated Practice Areas" means the Company's consulting practices in the areas of Energy, Environment, Government and Transport.

            "Designated Practice Area Leaders" shall mean the persons set forth on Schedule 10.3 hereto.

            "Company SEC Reports" shall have the meaning ascribed thereto in
Section 3.6(a).

            "Company Stock Option Plan" shall mean the Company Employee Incentive and Non-Qualified Stock Option and Restricted Stock Plan as in effect on the date hereof;

            "Company Subsidiary" or "Company Subsidiaries" shall have the meaning ascribed thereto in Section 3.1(c).

            "Confidentiality Agreement" shall mean that certain confidentiality agreement dated as of December 9, 1999, between the Company and Acquiror.

            "control" (including the terms "controlled by" and "under common control with") shall mean, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

            "Discrimination" shall have the meaning ascribed thereto in Section 3.8(b).

            "Dissenting Shares" shall have the meaning ascribed thereto in
Section 2.5.

            "Dollars" or "$" when used herein shall refer to United States dollars.

            "Effective Time" shall have the meaning ascribed thereto in Section 1.2

            "Employees" shall have the meaning ascribed thereto in Section 3.13(a).

            "Encumbrances" shall have the meaning ascribed thereto in Section
3.3.

            "ERISA Affiliate" shall have the meaning ascribed thereto in Section 3.13(c).

            "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended.

            "Exchange Act" shall mean the Securities Exchange Act of 1934.

            "Governmental Entity" shall have the meaning ascribed thereto in
Section 3.5(b).

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

            "Indemnified Parties" shall have the meaning ascribed thereto in
Section 7.7(b).

            "Intellectual Property" shall have the meaning ascribed thereto in
Section 3.11(a).

            "Material Contracts" shall have the meaning set forth in Section 3.12(a).

            "Merger Consideration" shall have the meaning ascribed thereto in
Section 2.2(b).

            "Option " or "Options" shall have the meaning ascribed thereto in
Section 2.3(a).

            "Option Spread" shall have the meaning ascribed thereto in Section 2.3(a).

            "Paying Agent" shall have the meaning ascribed thereto in Section 2.2(a).

            "Payment Fund" shall have the meaning ascribed thereto in Section 2.2(a).

            "Pension Plan" shall have the meaning ascribed thereto in Section 3.13(b).

            "Per Share Amount" shall have the meaning ascribed thereto in
Section 2.1(a).

            "Permits" shall have the meaning ascribed thereto in Section 3.9.

            "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

            "Plan" shall have the meaning ascribed thereto in Section 3.13(b).

            "Proxy Statement" shall have the meaning ascribed thereto in Section 7.4(a).

            "SEC" shall mean the Securities and Exchange Commission.

            "Securities Act" shall mean the Securities Act of 1933.

            "Stockholders' Meeting" shall have the meaning ascribed thereto in
Section 7.3.

            "Subsidiary" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, fifty percent (50%) or more of the stock, membership interests, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, limited liability company, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

            "Surviving Corporation" shall mean Hagler Bailly, Inc.

            "SVPs" means the Company's senior vice presidents and executive vice presidents listed on Schedule 10.3 hereto.

            "SVP Employment Agreements" shall mean the employment agreement and the side letter to be entered into between any SVP and the Acquiror in the form attached as Schedule 10.3(a) hereto.

            "Takeover Statute" shall have the meaning set forth in Section 3.21.

            "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature (including without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits taxes), including any liability therefor as a transferee (including without limitation under Section 6901 of the Code or any similar provision of applicable law), as a result of Treasury Regulation Section 1.1502-6 or, any similar provision of applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed by any federal, state, local or foreign Taxing authority.

            "Tax Returns" includes any return, declaration, report, claim for refund or credit, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information or schedule), filed or required to be filed with any federal, state, local or foreign governmental entity or agency in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes or ERISA.

            "Termination Date" shall have the meaning ascribed thereto in
Section 9.1(e).

            "Termination Fee" shall have the meaning ascribed thereto in Section 9.2.

            "VPs" the Company's vice presidents listed on Schedule 10.3 hereto.

            "VP Employment Agreements" shall mean the employment agreements and the side letter to be entered into between any VP and the Acquiror in the form attached as Schedule 10.3(b) hereto.

      Section 10.4 Headings.

            The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 10.5 Severability.

            If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      Section 10.6 Entire Agreement.

            This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

      Section 10.7 Assignment.

            Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      Section 10.8 Third Party Beneficiaries.

            This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (a) the Indemnified Parties under Section 7.7, (b) the rights of the holders of Common Stock to receive the Merger Consideration payable in the Merger pursuant to
Article II, and (c) the rights of individuals as set forth in Section 7.8.

      Section 10.9 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial;
                   No Punitive Damages.

            (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

            (b) The state or federal courts located within the State of Delaware will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

            (c) Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.9.

            (d) Each party hereto acknowledges and agrees that in no event will the other party or any of its officers, agents or employees be liable for any direct or indirect consequential loss or damages, for punitive or special damages or for loss of profit, opportunity or business in connection with the transactions contemplated by this Agreement, in each case whether based on contract, tort or otherwise, even if the party claiming such damages or any of its affiliates, officers or agents have been advised of the possibility or such loss or damages.

      Section 10.10 Counterparts.

            This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            [The remainder of this page intentionally left blank.]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

                                        PA CONSULTING GROUP, INC.

                                        By: /s/ Jeremy Asher
                                           -------------------------------------
                                        Name: Jeremy Asher
                                             -----------------------------------
                                        Title: Group Chief Executive
                                              ----------------------------------


                                        PA HOLDINGS INC.

                                        By: /s/ Jeremy Asher
                                           -------------------------------------
                                        Name: Jeremy Asher
                                             -----------------------------------
                                        Title: President
                                              ----------------------------------


                                        HAGLER BAILLY, INC.

                                        By: /s/ Geoffrey W. Bobsin
                                           -------------------------------------
                                        Name: Geoffrey W. Bobsin
                                             -----------------------------------
                                        Title: President and CEO
                                              ----------------------------------


Agreed and Accepted only as to
Sections 2.2, 5.5, 5.8 and Article X
hereof:

PA HOLDINGS LIMITED

By: /s/ Jeremy Asher
   -------------------------------------
Name: Jeremy Asher
     -----------------------------------
Title: Group Chief Executive
      ----------------------------------